Exhibit 99
AMENDMENT TO SEVERANCE AGREEMENT
     This Amendment to Severance Agreement (the “Amendment”) is entered into as of December                     , 2008, by the parties to that certain Severance Agreement (the “Severance Agreement”), dated as of                     , 200_, by and between OM Group, Inc., a Delaware corporation (the “Company”), and                                         , an executive officer of the Company (the “Executive”).
     WHEREAS, the Company wishes to assure itself of the continuity of the Executive’s services; and
     WHEREAS, the Company and the Executive desire to enter into this Amendment on the terms and conditions set forth below;
     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is hereby agreed by and between the parties as follows:
     1. Section 1 of the Severance Agreement is hereby amended by deleting the present Section 1 in its entirety and substituting a new Section 1 as follows:
     1. Term of Agreement. The “Term” of this Agreement shall commence on the date hereof and end on December 31, 2011, provided, however, that not later than September 30, 2011, the Compensation Committee of the Board of Directors shall give written notice to the Executive regarding whether and the extent to which the Term shall be extended. Notwithstanding the foregoing, this Agreement shall terminate automatically in the event that any payment is made pursuant to Sections 5(c)-(g) of the Change in Control Agreement between the Executive and the Company dated                     , 200_.
     2. Section 4 of the Severance Agreement is hereby amended by adding the following sentence at the end of Section 4:
Notwithstanding anything to the contrary contained in this Section 4, no payment shall be made to any Executive pursuant to Section 4(b) or 4(c) hereof unless and until such Executive has incurred a “separation from service” with the Company (as such phrase is defined in Section 409A of the Code).
     3. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same document.
     4. Except as set forth above, the Severance Agreement shall continue unmodified and in full force and effect.

     IN WITNESS WHEREOF, the Company and the Executive have caused this Amendment to be executed as of the day and year first set forth above.

COMPANY:	EXECUTIVE:

OM GROUP, INC.

By:
Title: